UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2011

HIGHER ONE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34779	26-3025501
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25 Science Park
New Haven, CT 06511
(Address of principal executive offices and zip code)

(203) 776-7776
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On December 22, 2011, Higher One, Inc. (“Higher One”) entered into a Deposit Processing Services Agreement (the “Agreement”) with Urban Trust Bank, a federal savings bank (“UTB”), for Federal Deposit Insurance Corporation-insured depository services.

Under the terms of the Agreement, UTB will establish, provide and maintain demand deposit accounts (“OneAccounts”) for a portion of Higher One’s customers in addition to providing other banking functions such as supplying cash for Higher One’s ATMs.  Higher One will provide processing and other administrative services at its cost, including customer services, and will maintain responsibility for the technology-related aspects of the OneAccounts.

UTB’s sole compensation will be to retain the investment returns earned on OneAccount deposits.  UTB will pay Higher One a monthly processing fee based on amounts deposited in OneAccounts and prevailing interest rates.  Higher One will have the right to retain all revenue generated by, from or in connection with the OneAccounts and Higher One’s ATMs, including but not limited to all fees, interchange and all other miscellaneous revenues.

The Agreement is subject to regulatory approval.  When approved, the initial term of the Agreement is five years and will thereafter automatically renew for additional three-year terms unless either party gives written of notice of non-renewal 180-days prior to the term’s expiration.  Either party may terminate the Agreement, subject to customary notice periods and conditions for termination.   Upon termination of the Agreement, UTB is obligated to transfer the OneAccount deposits to another institution that Higher One designates.  Beginning on October 1, 2012, Higher One will be required to keep a minimum deposit balance in connection with the OneAccounts at UTB.

As the registrant has previously reported, Higher One has an on-going process to identify additional bank partners and continues to hold productive discussions and negotiations with multiple potential bank partners.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 29, 2011

HIGHER ONE HOLDINGS, INC.

By:  /s/ Mark Volchek
       _____________________________
       Mark Volchek
       Chief Financial Officer